Exhibit 21.1

Fox Factory Holding Corp.
List of Subsidiaries as of January 1, 2021

Company Name	State or Other Jurisdiction of Incorporation or Organization	Name under which Business is Conducted
Fox Factory, Inc.	California	Fox Factory, Inc.
FF US Holding Corp.	Delaware	FF US Holding Corp.
FF US Acquisition Corp.	Delaware	Tuscany
ST USA Holding Corp.	Delaware	Sport Truck, USA
RT Acquisition Corp.	Delaware	Ridetech
SCA Performance Holdings, Inc.	Delaware	SCA Performance Holdings, Inc.
SCA Performance, Inc.	Delaware	SCA Performance, Inc.
Rocky Ridge Trucks, Inc.	Delaware	Rocky Ridge Trucks, Inc.
Rocky Ridge Transport, LLC	Georgia	Rocky Ridge Transport, LLC
Rocky Ridge Real Estate, LLC	Delaware	Rocky Ridge Real Estate, LLC
Rocky Mountain Truckworks, Inc.	Delaware	Rocky Mountain Truckworks, Inc.
Fox Factory Austria GmbH	Austria	Fox Factory Austria GmbH
Fox Factory GmbH	Germany	Fox Factory GmbH
Fox Factory Switzerland GmbH	Switzerland	Fox Factory Switzerland GmbH LLC
Fox Factory UK Limited	United Kingdom	Fox Factory UK Limited
RFE Holding (Canada) Corp.	British Columbia, Canada	Race Face / Easton
FF US Holding LLC	Georgia	FF US Holding LLC
FF Indiana Holding LLC	Indiana	FF Indiana Acquisition Corp.